Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) and related Prospectus of Magnetek, Inc. for the registration of 250,000 shares of its common stock and to the incorporation by reference therein of our reports dated March 21, 2014, with respect to the consolidated financial statements and schedule of Magnetek, Inc., included in its Annual Report (Form 10-K) for the year ended December 29, 2013, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP
Milwaukee, Wisconsin
September 8, 2014